Exhibit 10.1

FIRST AMENDMENT TO

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This First Amendment to Severance and Change of Control Agreement (the “Amendment”)  is made and entered into, effective as of [____________,] 2016 (the “Effective Date”), by and between CytomX Therapeutics, Inc., a Delaware Corporation (the “Company”) and [__________] (“Employee”), with reference to the following facts. Capitalized terms not defined herein shall have the meanings specified in the Severance and Change of Control Agreement dated [___________], 2016 (the “Severance Agreement”), between the Company and Employee.

Recitals:

A. The parties previously executed the Severance Agreement, pursuant to which the Company provides Employee severance and change of control benefits following certain terminations of Employee’s employment with the Company.

B. The parties have agreed to execute this Amendment to address the treatment of “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreements:

Now, Therefore, in accordance with the foregoing recitals, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment of Severance Agreement. The Severance Agreement is hereby amended by adding the following new Section 4 directly after the last sentence of Section 3(e):

“4.Section 280G of the Code.

(a) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (i) delivered in full pursuant to the terms of this Agreement, or (ii) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 4(c).

(b) The determination of whether Section 4(a)(i) or Section 4(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Employee of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c)If Section 4(a)(ii) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(d)Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Employee shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 4. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 4.”

2. Miscellaneous. Except as expressly modified by Section 1, above, the Severance Agreement is hereby ratified and confirmed and shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Amendment that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

[Signatures appear on the following page.]

In Witness Whereof, the undersigned have executed this Amendment, effective as of the Effective Date set forth above.

“Company”	“Employee”
CytomX Therapeutics, Inc., a Delaware corporation
By: _________________________________________	__________________________________________
[________________________]	[________________________]